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                                  EXHIBIT 21.1




                    SUBSIDIARIES OF CROWN CASINO CORPORATION
                              AS OF APRIL 30, 1997


Gaming Entertainment Management Services, Inc.

Crown Delaware Investments Corp.

Crown Casino Nevada, Inc.

Crown of Nevada, Inc.

Cardio Acquisition Corporation